PLAN AND AGREEMENT OF MERGER
OF
XTRANET BUSINESS SOLUTIONS, INC.
(A Nevada Corporation)
INTO
P.C. DEVELOPMENT CORPORATION
(A Wyoming Corporation)

Plan and Agreement of Merger (hereinafter called "Merger Agreement") dated this 8th day of October 1997, by and between Xtranet Business Solutions, Inc., a corporation organized and existing under the laws of the state of Nevada (hereinafter sometimes referred to as "Xtranet") and P.C. Development Corporation, a corporation organized and existing under the laws of the state of Wyoming (hereinafter sometimes referred to as "P.C. Development"). These two parties are herein sometimes referred to collectively as the "merging corporations," witnesseth:

WHEREAS, Xtranet wishes to merge with and into P.C. Development; and

WHEREAS, Section 92A.190 of the Nevada Revised Statutes and Section 17-16-1107 of the Wyoming Business Corporation Act each authorize the merger of Xtranet and P.C. Development;

NOW, THEREFORE, the merging corporations have agreed, and do hereby agree, each with the other in consideration of the premises and the mutual agreements, provisions, covenants and grants herein contained and in accordance with the laws of the State of Nevada, and in accordance with the laws of the State of Wyoming, that Xtranet and P.C. Development be merged into a single corporation and that P.C. Development shall be the continuing and surviving corporation and do hereby agree upon and prescribe that the terms and conditions of the merger hereby agreed upon and the mode of carrying the same into effect and the manner of converting the presently outstanding shares of Xtranet into the shares of P.C. Development are and shall be hereinafter set forth:

Article I
Manner of Conversion of Shares

The manner and basis of converting the shares of Xtranet into shares of P.C. Development are as follows: at the effective time of the merger, each share of common stock of Xtranet shall thereupon be converted into one share of P.C. Development. Each holder of outstanding common stock of Xtranet upon surrender to P.C. Development of one or more certificates for such shares for cancellation shall be entitled to receive one or more certificates for the number of shares of common stock of P.C. Development represented by the certificates of Xtranet so surrendered for cancellation by such holder. Until so surrendered, each such certificate representing outstanding shares of common stock of Xtranet shall represent the ownership of a like number of shares of P.C. Development for all corporate and legal purposes.

Article II
Effective Time

The effective time of the merger shall be upon the filing of the Merger Agreement (or a certificate in lieu thereof) in accordance with Nevada Revised Statutes and the Wyoming Business Corporation Act. Prior to said date, this Merger Agreement shall (1) have been submitted to and approved by the board of directors of each of the merging corporations; (2) have been approved by the stockholders of each of the merging corporations in accordance with law.

Article III
Effect of Merger

When the merger shall have been effected:

(i) The merging corporations shall be a single corporation known as P.C. Development Corporation, a Wyoming corporation.

(ii) The separate existence of Xtranet shall cease.

(iii) P.C. Development shall have all rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Wyoming Statutes.

(iv) P.C. Development shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature of each of the merging corporations and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the merging corporations shall be taken and deemed to be transferred to and vested in P.C. Development without further act or deed, and the title to any real estate or any interest therein vested in either of the merging corporations shall not revert or be in any way impaired by reason of the merger.

(v) P.C. Development shall thenceforth be responsible and liable for all the liabilities and obligations of each of the merging corporations and any claim existing or action or proceeding pending by or against either of the merging corporations may be prosecuted to judgment as if such merger had not taken place, or P.C. Development may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the merging corporations shall be impaired by reason of the merger.

(vi) After the effective time of the merger, the earned surplus of P.C. Development shall equal the aggregate of the earned surpluses of the merging corporations immediately prior to the effective time of the merger. The earned surplus determined as above provided shall continue to be available for payment of dividends by P.C. Development.

(vii) The certificate of incorporation of P.C. Development as in effect on the date of the merger, except as provided for in this Merger Agreement, shall continue in full force and effect as the certificate of incorporation of the corporation surviving this merger.

(viii) The bylaws of P.C. Development as they shall exist on the effective date of this Merger Agreement shall be and remain the bylaws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

(ix) The directors and officers of P.C. Development shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

Article IV
Termination

If, at any time prior to the effective date hereof, events or circumstances occur which in the opinion of a majority of the board of directors of either constituent corporation renders it inadvisable to consummate the merger, this Merger Agreement shall not become effective even though previously adopted by the shareholders of the corporation as herein before provided. The filing of the merger documents shall conclusively establish that no action to terminate this plan has been taken by the board of directors of either corporation.

Article V
Amendment

The boards of directors of the constituent corporations may amend this Merger Agreement at any time prior to the filing of the Merger Agreement (or a certificate in lieu thereof) with the States of Wyoming and Nevada provided that an amendment made subsequent to the adoption of the Merger Agreement by the stockholders of any constituent corporation shall not (1) alter or change the amount of any kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, except to correct manifest error as may be permitted by law; (2) alter or change any term of the Certificate or Articles of Incorporation of the surviving corporation to be effected by the merger; or (3) alter or change any of the

other terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

IN WITNESS WHEREOF, Xtranet Business Solutions, Inc., a Nevada corporation, has caused this Plan and Agreement of Merger to be signed by its president and its assistant secretary in accordance with the requirements of Nevada Revised Statutes, and P.C. Development Corporation, a Wyoming corporation, has caused this Plan and Agreement of Merger to be signed by its president and its assistant secretary in accordance with the requirements of Section 17-16-1107 of the Wyoming Business Corporation Act all as of the day and year first above written.

Attest:

Denise Williams

Denise Williams, Secretary

P.C. Development Corporation
A Wyoming Corporation

By Vickie Epperson

Vickie Epperson, President

Attest:

Carl Suter, Assistant Secretary

Xtranet Business Solutions, Inc.
A Nevada Corporation

By

Eric Chess Bronk, President